Exhibit 99.1

IXYS Corporation Announces Record Backlog in Fourth Fiscal Quarter Ended March 31, 2010

Highlights:

  Quarterly revenue was $76.6 million, an increase of 31.4% from the same quarter in the prior fiscal year
  Gross margin was 32.4%, an increase of 24.3 percentage points from the same quarter in the prior fiscal year
  Record backlog of $125.5 million
  Quarterly book to bill ratio of 1.3

MILPITAS, Calif. & BIEL, Switzerland--(BUSINESS WIRE)--May 25, 2010--IXYS Corporation (NASDAQ:IXYS), an international power semiconductor company, today reported net revenues of $76.6 million for the fourth fiscal quarter ended March 31, 2010, a 31.4% increase as compared with net revenues of $58.2 million for the same period in the prior fiscal year. Importantly, IXYS’ March 2010 quarter revenues increased 19.6% over the December quarter’s $64.0 million revenues, marking three consecutive quarters of revenue growth.

For the twelve months ended March 31, 2010, IXYS reported net revenues of $243.2 million, as compared with net revenues of $273.6 million for the same period in the prior fiscal year.

“In the March 2010 fiscal quarter, we achieved strong growth in revenues and gross margins. These results validate our long term growth strategy and business model, whereby we invested in R&D, product expansions and selective acquisitions despite the global recession. Our reliance on internal semiconductor manufacturing enabled us to react quickly and effectively to address increased demand for our products worldwide,” commented Dr. Nathan Zommer, Chairman & CEO of IXYS Corporation. “Backed by a comprehensive product portfolio, which now includes the Zilog microcontrollers in synergy with our power and mixed signal ICs, we are producing value-added products for more than 2500 end customers. We are offering new digital power control solutions to the lighting, motor control, renewable energy and electric transportation markets, while simultaneously focusing on innovative products within our traditional markets.”

Gross profit was $24.8 million, or 32.4% of net revenues, for the quarter ended March 31, 2010, as compared to gross profit of $4.7 million, or 8.1% of net revenues, for the same quarter in the prior fiscal year. Gross margins increased 7.9 percentage points over the December 2009 quarter, marking four consecutive quarters of margin growth.

Gross profit for the twelve months ended March 31, 2010 was $63.4 million, or 26.1% of net revenues, as compared to a gross profit of $66.0 million, or 24.1% of net revenues, for the same period in the prior fiscal year.

“Gross margin strength may continue due to a better mix of high value products and our recent acquisition of microcontroller specialist, Zilog, Inc., which carries higher margins than our traditional business. Moreover, we are pleased with the integration of Zilog,” commented Dr. Zommer. “Furthermore, we launched five new technologies during the quarter, all of which are being marketed with healthy margins and are already demonstrating interest in the marketplace.”

Net income for the quarter ended March 31, 2010 was $4.0 million, or $0.13 per diluted share, as compared to a net loss of $10.9 million, or $0.36 loss per share, for the same quarter in the prior fiscal year.

Net loss for the twelve months ended March 31, 2010 was $677,000, or $0.02 loss per share, as compared to net loss of $3.3 million, or $0.11 loss per share, for the same period in the prior fiscal year.

Backlog was $125.5 million at March 31, 2010, as compared to $76.9 million at March 31, 2009. Backlog increased $33.7 million from December 31, 2009 to March 31, 2010. Bookings were $98.6 million for the March 2010 quarter, as compared to $38.3 million for comparable quarter of last year, a 158% increase. On a quarter over quarter basis, bookings jumped from $77.1 million in the December 2009 quarter to $98.6 million in the March 2010 quarter, a 28% increase. Backlog, bookings and the book to bill ratio reflect orders received on terms where product may be shipped within 12 months.

“Strong sales growth coupled with disciplined cost and operations management allowed us to post solid financial returns in the March 2010 quarter. Even with the all-cash purchase of Zilog in February, the company exited the March 2010 quarter with approximately $61.3 million of cash and cash equivalents,” commented Uzi Sasson, President & CFO at IXYS. “We remain focused on operating cost reductions, while dedicating $4-$6 million to R&D each quarter. Tentative company projections look promising, with a quarterly book to bill ratio of 1.3. Therefore, we project revenue for the quarter ending June 30, 2010 to be between $79 to $81 million dollars.”

About IXYS Corporation

Since its founding in Silicon Valley, IXYS Corporation has been developing technology-driven products to improve power conversion efficiency, generate clean energy, improve automation, and provide advanced products for the transportation, medical and telecommunication industries. IXYS is a worldwide pioneer in the development of power semiconductors and high voltage integrated circuits (HVIC) that are necessary in reducing the world’s dependence on fossil fuels.

Diminishing natural resources, demand for cheap energy and environmental directives for energy efficiency represent a significant challenge. IXYS’ power semiconductors and mixed-signal integrated circuits (IC) play a vital role in reducing energy costs and consumption by optimizing the energy efficiency of everyday products. With an end customer base of over 2,000 telecommunications, transportation, industrial, medical and consumer companies, IXYS is a worldwide provider of semiconductors.

Additional information may be obtained by visiting IXYS’ website at http://www.ixys.com, or by contacting the company directly.

Safe Harbor Statement

The foregoing press release contains forward-looking statements, including those related to gross margin strength, our book to bill ratio, backlog, bookings, new technologies, the focus on operating cost reductions, R&D expenditures, tentative company projections and the revenue projections for the quarter ending June 30, 2010. Actual results may vary materially from those contained in the forward-looking statements, due to changes in customer delivery schedules, the cancellation of orders, an unanticipated decline in our business, increased competition, capacity limits on our ability to manufacture our products, cash flow difficulties, unanticipated technological hurdles, adverse changes in customer demand, difficulties in gaining market acceptance of new products, increasing product costs and unexpected increases in operating expenses, among other things. Further information on other factors that could affect IXYS is detailed and included in IXYS’ Form 10-Q for the quarter ended December 31, 2009, as filed with the Securities and Exchange Commission. IXYS undertakes no obligation to publicly release the results of any revisions to these forward-looking statements.

IXYS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)
	Mar. 31,	Mar. 31,
	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	$61,337	$55,577
Accounts receivable, net	47,158	37,251
Other receivables	1,196	671
Inventories, net	65,583	75,601
Prepaid expenses and other current assets	4,023	3,323
Deferred income taxes	10,467	12,797
Total current assets	189,764	185,220
Plant and equipment, net	47,588	52,912
Other assets	30,863	6,728
Deferred income taxes	17,081	7,972

Total assets	$285,296	$252,832

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current portion of capitalized lease obligations	$2,845	$3,739
Current portion of notes payable to bank	8,434	1,455
Accounts payable	17,762	13,767
Accrued expenses and other current liabilities	24,998	15,342
Total current liabilities	54,039	34,303
Capitalized lease and other long term obligations, net of current portion	32,300	26,862
Pension liabilities	15,822	13,175
Total liabilities	102,161	74,340

Common stock	368	361
Additional paid-in capital	137,580	132,177
Retained earnings	43,307	43,984
Accumulated other comprehensive income	1,880	1,970
Stockholders' equity	183,135	178,492

Total liabilities and stockholders' equity	$285,296	$252,832

IXYS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Twelve Months Ended
	Mar. 31		Mar. 31
	2010	2009	2010	2009

Net revenues	$76,561	$58,244	$243,224	$273,552
Cost of goods sold	51,791	53,499	179,791	207,594
Gross profit	24,770	4,745	63,433	65,958

Operating expenses:
Research, development and engineering	5,910	4,373	20,112	19,931
Selling, general and administrative	11,481	4,736	36,163	37,962
Amortization of intangibles	1,338	4,176	1,839	1,651
Impairment charges	-	2,691	-	6,440
Restructuring charges	572	-	1,614	-
Total operating expenses	19,301	15,976	59,728	65,984

Operating income (loss)	5,469	(11,231)	3,705	(26)
Other income (expense), net	1,217	2,335	(1,371)	3,590

Income (loss) before income tax provision	6,686	(8,896)	2,334	3,564
Provision for income tax	2,664	2,014	3,011	6,913

Net income (loss)	$4,022	$(10,910)	$(677)	$(3,349)

Net income (loss) per share - basic	$0.13	$(0.36)	$(0.02)	$(0.11)

Weighted average shares used in per share calculation - basic	31,320	30,633	31,005	31,087

Net income (loss) per share - diluted	$0.13	$(0.36)	$(0.02)	$(0.11)

Weighted average shares used in per share calculation - diluted	31,409	30,633	31,005	31,087

CONTACT:
IXYS Corporation
Uzi Sasson, 408-457-9000
President & CFO